Exhibit 12

May 3, 2019

American Beacon Funds, a Massachusetts business trust

  on behalf of American Beacon SGA Global Growth Fund

220 East Las Colinas Boulevard, Suite 1200

Irving, Texas 75039

Virtus Equity Trust, a Delaware statutory trust

  on behalf of Virtus SGA Global Growth Fund

101 Munson Street

Greenfield, Massachusetts 01301

Re:	Reorganization of American Beacon SGA Global Growth Fund into Virtus SGA Global Growth Fund

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

Parties to the Transaction

American Beacon SGA Global Growth Fund, a series of American Beacon Funds, a Massachusetts business trust, is herein referred to as the “Original Fund.”

Virtus SGA Global Growth Fund, a series of Virtus Equity Trust, a Delaware statutory trust, is herein referred to as the “Successor Fund.”

Description of Proposed Transaction

In the proposed transaction (the “Reorganization”), the Successor Fund will acquire all of the assets of the Original Fund in exchange for a number of shares of each class of shares of the Successor Fund equal to the number of shares of each class of shares of the Original Fund outstanding at the closing and the assumption of all of the liabilities of the Original Fund. The Original Fund will then liquidate and distribute all of the Successor Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in the Original Fund, in complete redemption of all outstanding shares of the Original Fund, and promptly thereafter will proceed to dissolve.

American Beacon Funds, a Massachusetts business trust

  and its American Beacon SGA Global Fund

Virtus Equity Trust, a Delaware statutory trust

  and its Virtus SGA Global Growth Fund

May 3, 2019

Scope of Review and Assumptions

In rendering our opinion, we have reviewed and relied upon the Form of Agreement and Plan of Reorganization among Virtus Equity Trust, a Delaware statutory trust, with respect to the Successor Fund, and American Beacon Funds, a Massachusetts business trust, with respect to the Original Fund (the “Reorganization Agreement”) dated as of April 9, 2019, which is enclosed as Exhibit A in the proxy materials for a Special Meeting of Shareholders held April 23, 2019 which describes the proposed transaction, and on the information provided in such proxy materials. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this opinion and the closing of the Reorganization. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

Representations

Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of the Original Fund and the Successor Fund, and we have without independent verification relied upon such representations in rendering our opinions.

Opinions

Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions:

1.       The transfer of all of the assets of the Original Fund in exchange for shares of the Successor Fund and assumption by such Successor Fund of the liabilities of the Original Fund followed by the distribution of the Successor Fund shares pro rata to the shareholders of the Original Fund in liquidation of the Original Fund will constitute a “reorganization” within the meaning of § 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Successor Fund and the Original Fund will be “a party to a reorganization” within the meaning of § 368(b) of the Code.

2.       No gain or loss will be recognized by the Successor Fund upon the receipt of the assets of the Original Fund solely in exchange for shares of the Successor Fund and the assumption by the Successor Fund of the liabilities of the Original Fund.

3.       No gain or loss will be recognized by the Original Fund upon the transfer of its assets to the Successor Fund in exchange for shares of the Successor Fund and the assumption by the Successor Fund of the liabilities of the Original Fund, or upon the distribution of the shares of the Successor Fund to the shareholders of the Original Fund in exchange for their shares of the Original Fund.

American Beacon Funds, a Massachusetts business trust

  and its American Beacon SGA Global Fund

Virtus Equity Trust, a Delaware statutory trust

  and its Virtus SGA Global Growth Fund

May 3, 2019

4.       The shareholders of the Original Fund will recognize no gain or loss upon the exchange of their shares of the Original Fund for shares of the Successor Fund in liquidation of the Original Fund.

5.       The aggregate tax basis of the Successor Fund shares received by each shareholder of the Original Fund pursuant to a Reorganization will be the same as the aggregate tax basis of the Original Fund shares held by such shareholder immediately prior to such Reorganization and exchanged therefor, and the holding period of the Successor Fund shares to be received by each shareholder of the Original Fund will include the period during which the Original Fund shares exchanged therefor were held by such shareholder (provided such Original Fund shares were held as capital assets on the date of such Reorganization).

6.       The tax basis in the hands of the Successor Fund of each asset acquired by the Successor Fund in the Reorganization will be the same as the tax basis of such asset in the hands of the Original Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Original Fund on the transfer.

7.       The holding period of each asset acquired by the Successor Fund in the Reorganization, other than an asset with respect to which gain or loss is required to be recognized by reason of the Reorganization, will include in each instance the period during which such asset was held by the Original Fund (except where the investment activities of the Successor Fund have the effect of reducing or eliminating the holding period with respect to such asset).

8.       For purposes of section 381 of Code, the Successor Fund will be treated just as the Original Fund would have been treated if there had been no Reorganization. Accordingly, the Reorganization will not result in a termination of the Original Fund’s taxable year, the Original Fund’s tax attributes enumerated in Code section 381(c) will be taken into account by the Successor Fund as if there had been no Reorganization, and the part of the Original Fund’s last taxable year that began before the Reorganization will be included in the Successor Fund’s first taxable year that ends after the Reorganization.

The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8.7 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of our name and any reference to our firm in such Registration Statement. In giving such

American Beacon Funds, a Massachusetts business trust

  and its American Beacon SGA Global Fund

Virtus Equity Trust, a Delaware statutory trust

  and its Virtus SGA Global Growth Fund

May 3, 2019

consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP